Exhibit 3.1.11
AMENDED AND RESTATED
AMENDMENT NO. 11
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
     This Amended and Restated Amendment No. 11 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. a Delaware limited partnership (the “Partnership”), dated as of June 27, 1996, as amended as of August 9, 2000, January 5, 2001, October 5, 2001, February 4, 2002, January 15, 2004, February 13, 2004, March 15, 2005, February 6, 2006, May 1, 2006 and November 1, 2006 (as so amended, the “Partnership Agreement”), is entered into effective as of November 9, 2007, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may change the fiscal year of the Partnership and may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable as a result of the change in the fiscal year;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
AMENDMENT
     Section 1. Change of Fiscal Year. Section 9.2 is hereby amended in its entirety to read as follows:
     The fiscal year of the Partnership shall be from January 1 to December 31.
     Section 2. Transition Period. In connection with the change from a fiscal year ending on August 31 of each year to a fiscal year ending on December 31 of each year as contemplated by Section 1 of this Amendment, the definitions of “Quarter,” “First Target Distribution,” “Second Target Distribution” and “Third Target Distribution” are hereby amended in its entirety to read as follows:
     “Quarter” means, unless the content otherwise requires, a fiscal quarter of the Partnership; provided, that, notwithstanding the foregoing, the period from September 1, 2007 through and including December 31, 2007 shall be deemed to be a “Quarter” and no partial period during the period from September 1, 2007 to December 31, 2007 shall be considered to be a “Quarter.”

     “First Target Distribution” means $0.275 per Unit per Quarter (or, with respect to the Quarter commencing on September 1, 2007 and ending on December 31, 2007, it means $0.3666), subject to adjustment in accordance with Sections 6.6 and 6.9.
     “Second Target Distribution” means $0.3175 per Unit per Quarter (or, with respect to the Quarter commencing on September 1, 2007 and ending on December 31, 2007, it means $0.4233), subject to adjustment in accordance with Sections 6.6 and 6.9.
     “Third Target Distribution” means $0.4125 per Unit per Quarter (or, with respect to the Quarter commencing on September 1, 2007 and ending on December 31, 2007, it means $0.55), subject to adjustment in accordance with Sections 6.6 and 6.9.
     Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.
     Section 5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties herein, notwithstanding that all such parties are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Energy Transfer Partners GP, L.P.
By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Brian Jennings
Brian J. Jennings, Chief Financial Officer
LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.
By: Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the General Partner, as
attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ Brian Jennings
Brian J. Jennings, Chief Financial Officer